Form N-18F-1







                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549













                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940












                      THE VICTORY VARIABLE INSURANCE FUNDS
                      ------------------------------------
                            Exact Name of Registrant


                            c/o Bisys Fund Services
                               3435 Stelzer Road
                               Columbus, OH 43219
                      -------------------------------------
                      Address of Principal Executive Officer


                                 1-800-539-3863
                         ------------------------------
                         Area Code and Telephone Number


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                            NOTIFICATION OF ELECTION

                  The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). It is understood that this election is irrevocable while such Rule is in effect unless the Commission order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

                  Pursuant to the requirements of Rule 18f-1 under the 1940 Act, the Registrant has caused this notification of election to be duly executed on its behalf in the City of New York and the State of New York on the 15th day of October, 1998.

      Signature:                            THE VICTORY VARIABLE INSURANCE FUNDS
                                            (Name of Registrant)

                                            By:  /s/ Michael Sullivan
                                                 ------------------------------
                                                 Name: Michael Sullivan
                                                       -------------------------
                                                 Title:  Secretary
                                                         -----------------------

Attest:   /s/ Alaina V. Metz
          -----------------------
     Name:  Alaina V. Metz
            ---------------------
     Title:  Assistant Secretary
             --------------------